EXHIBIT 11
                        QUIXOTE CORPORATION AND SUBSIDIARIES
                   Computation of Net Earnings Per Average Common
                             and Common Equivalent Share

                                                For the Three Months Ended
                                                     September  30, 1997
                                               ----------------------------


                                                     Primary
                                                   ----------
Net earnings as reported (A)                    $ 1,588,000
                                                  ===========

Average common shares outstanding would be adjusted for the exercise of stock options as follows:

 Weighted average shares outstanding                7,996,241

 Incremental shares outstanding assuming
   exercise of stock options using the
   treasury stock method                               55,752
                                                   ----------

Average common and common equivalent shares
 outstanding (B)                                    8,051,993
                                                   ==========
Net earnings (loss) per common and common
 equivalent share (A/B)                           $       .20
                                                   ==========

                                     EXHIBIT 11
                        QUIXOTE CORPORATION AND SUBSIDIARIES
                   Computation of Net Earnings Per Average Common
                             and Common Equivalent Share

                                             For the Three Months Ended
                                                 September 30, 1996
                                              -------------------------

                                                                  Fully
                                                  Primary        Diluted
                                                ----------     ----------
Net earnings as reported                       $  796,000        $  796,000

Add interest expense and deferred charge
  amortization (net of income taxes)                                221,000
                                                  ----------     ----------

Adjusted net earnings for computation (A       $  796,000        $1,017,000
                                                 ===========    ===========

Average common shares outstanding would
  be adjusted for the additional shares
  that would be issued assuming conversion of the debentures and exercise of stock options and warrants as follows:

  Weighted average shares outstanding             7,967,301      7,967,301

  Shares assumed issued upon conversion
    of debentures                                                  947,368

  Incremental shares outstanding assuming
    exercise of stock options and warrants
    using the treasury stock method                  21,491         33,979
                                                 ---------        ---------

Average common and common equivalent
  shares outstanding (B)                          7,988,792      8,948,648
                                                 ==========     ==========

Net earnings per common and common
  equivalent share (A/B)                              $.10         $.11
                                                      ====          ====

Note:
-----
Net earnings for the fully diluted calculation are adjusted for interest expense and deferred charge amortization, assuming exercise of the conversion privilege on the 8% convertible debentures.
